Performance Calculation Data

                      High Yield Fund  Government Fund

Total Return

6/30/97 Factor        3,023.532        3,104.073648
3/31/97 Factor        2,903.009        3,004.984
6/30/96 Factor        2,766.134        2,923.390
6/30/92 Factor        2,014.764        2,382.944
6/30/87 Factor        1,512.015        1,618.495
Inception Factor      1,000.000        1,000.000

Aggregate Returns
Quarterly Return          4.15%            3.30%
One-Year Return           9.31%            6.18%
Ten-Year Return          99.97%           91.79%
Since Inception         202.35%          210.41%

Annualized Returns
Five-Year Return          8.46%            5.43%
Ten-Year Return           7.18%            6.73%